SUB-ITEM 77C

                      The Finance Company of Pennsylvania

                          400 MARKET STREET, SUITE 425
                        PHILADELPHIA, PENNSYLVANIA 19106
                            TELEPHONE: 215-351-4778


                                ----------------


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 29, 2010


                                ----------------


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of The Finance Company of Pennsylvania, a Pennsylvania corporation, will be held in the Independence Room of The Downtown Club, Public Ledger Building, 11th Floor, S.W. Corner 6th and Chestnut Streets, Philadelphia, Pennsylvania 19106, on Thursday, April 29, 2010 at 10:30 A.M., Local Time, for the following purposes:


     Proposal 1.   To elect two directors to hold office for a term of three
                   years and until their successors are duly elected and qualified.

     Proposal 2.   To transact such other business as may properly come
                   before the Meeting or any adjournment thereof; all as set forth in the Proxy Statement accompanying this Notice.


     The stock transfer books of the Company will not be closed but, in lieu thereof, the Board of Directors has fixed the close of business on February 28, 2010, as the record date for the determination of stockholders who will be entitled to notice of, and to vote at, the Meeting.

                                       By order of the Board of Directors,


                                                      Doranne H. Case
                                                Assistant Secretary/Treasurer
Dated: March 9, 2010



                                ----------------


     If you do not expect to be present at the Meeting but wish your stock to be voted, please date, fill in and sign the enclosed form of Proxy and mail it in the enclosed stamped envelope. It is important that Proxies be returned promptly.